EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-88542, 333-125193, and 333-154917 on Form S-3, Registration Statement No. 333-129088 on Form S-4, and Registration Nos. 333-51316 (as amended by Post-Effective Amendment No. 1), 333-64076 (as amended by Post-Effective Amendment No. 1), 333-97871, 333-104855, 333-114682, and 333-122232 on Form S-8 of our reports dated October 27, 2010 relating to the consolidated financial statements of Monsanto Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of new accounting guidance related to noncontrolling interest and the computation of earnings per share effective September 1, 2009 applied retrospectively and the Company’s prospective adoption of new accounting guidance related to fair value measurements and income taxes effective September 1, 2008 and September 1, 2007, respectively), and the effectiveness of Monsanto Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Monsanto Company for the year ended August 31, 2010.
/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
October 27, 2010